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                                                                    Exhibit 10.1

                                ESCROW AGREEMENT

         ESCROW AGREEMENT made this 10th day of November, 1999, by and between Little Bay Power Corporation, a New Hampshire corporation with a principal place of business of 20 International Drive, Suite 301, Portsmouth, New Hampshire 03801, ("Little Bay") and Citizens Bank New Hampshire (the "Escrow Agent").

         WHEREAS, Little Bay has agreed to acquire Montaup Electric Company's ("Montaup") approximate 2.9% ownership interest in Seabrook Station Unit No. 1 ("Seabrook") pursuant to an Asset Purchase Agreement dated as of June 24, 1998 by and between Montaup and Great Bay Power Corporation, which was subsequently assigned to Little Bay (the "Asset Purchase Agreement"); and

         WHEREAS, Little Bay and Montaup requested regulatory approvals for the consummation of the sale of Montaup's ownership interest in Seabrook to Little Bay (the "Sale") from the Nuclear Regulatory Commission ("NRC"), the Massachusetts Department of Telecommunications and Energy ("MDTE"), the New Hampshire Public Utilities Commission ("NHPUC"), among other Federal and State regulatory authorities; and

         WHEREAS, in connection with the settlement of certain regulatory proceedings and consistent with a June 21, 1999 Order of the NHPUC, Little Bay desires to set aside, at the time of the closing of the Sale, in an escrow account held by the Escrow Agent, cash reserves sufficient to cover Little Bay's share of budgeted cash requirements for a six-month period to pay for Little Bay's Share of Seabrook costs of operations and capital expenditures during periods of Seabrook shutdowns; and

         WHEREAS, the Escrow Agent desires to hold funds of Little Bay in escrow and to invest and distribute such funds in accordance with this Agreement;

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. ESCROW AGENT. Little Bay hereby appoints Citizens Bank New Hampshire as Escrow Agent, and the Escrow Agent hereby accepts appointment as such, all upon the terms and provisions set forth in this Escrow Agreement. The Escrow Agent shall charge Little Bay, and Little Bay shall promptly pay, fees for its services rendered pursuant to this Agreement, in accordance with attached Appendix A, which may be modified by Escrow Agent from time to time upon reasonable written notice of such to Little Bay.

         2. ESCROW FUNDS. Little Bay shall forecast its cash requirements in connection with its ownership of 2.89989% ownership interest in Seabrook, for each calendar year, in its good faith judgment and based upon the operating and capital budgets adopted by the operator of Seabrook, such cash requirements to include but not be limited to costs of operation, maintenance, fuel, fuel procurement, and capital additions (the "Cash Requirements Budget"). The initial Cash Requirements Budget is attached to this Agreement as Appendix B, and by January 31 of each year Little Bay





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shall deliver to the Escrow Agent the Cash Requirement Budget for that calendar year, and each such budget shall constitute an amendment to Appendix B. One-half of the Cash Requirements Budget, as amended from time to time, shall constitute the Initial Escrow Amount.

         3. DEPOSIT WITH ESCROW AGENT. Pursuant to the terms and conditions of the Settlement Agreement, Little Bay agrees to deposit the Initial Escrow Amount with the Escrow Agent at the time of the Closing as defined in the Asset Purchase Agreement. Such deposit, along with earnings credited and all additional deposits made pursuant to the terms of this Agreement, shall constitute the Escrow Fund.

         4. INVESTMENT OF ESCROW FUND. Escrow Agent shall hold and invest the Escrow Fund monies pursuant to investment guidelines provided to it in writing by Little Bay (and which Little Bay may modify from time to time) and shall credit all earnings on monies invested to the Escrow Fund.

         5. DISBURSEMENT OF ESCROW FUND. Promptly upon receipt of and as specified in written instructions from Little Bay, Escrow Agent shall disburse funds from the Escrow Fund to North Atlantic Energy Service Corporation or to any successor operator of Seabrook. The Escrow Agent shall have no obligation to disburse monies in excess of the amount of the Escrow Fund.

         6. RESTORATION OF ESCROW FUNDS. On or before January 31 of each year, Little Bay will deliver to the Escrow Agent for deposit to the Escrow Fund monies sufficient to cause the Escrow Fund to equal the Initial Escrow amount for that year. In addition, at such time as the Escrow Fund is equal to less than 50% of the Initial Escrow Amount (as amended), Little Bay will within sixty
(60) days of such event deliver to the Escrow Agent for deposit to the Escrow Fund monies sufficient to cause the Escrow Fund to equal the Initial Escrow amount for that year.

         7.       LIMITATION OF ESCROW AGENT'S DUTIES.

                  a. Little Bay acknowledges that the duties of the Escrow Agent hereunder are solely ministerial in nature, and have been requested for their convenience. The Escrow Agent shall not be deemed to be the agent of Little Bay, or to have any legal or beneficial interest in any of the Escrow Fund. Little Bay agrees that the Escrow Agent is a party to the Escrow Agreement only and has no duties or responsibilities in connection with any other agreements related hereto. Little Bay agrees that the Escrow Agent shall not be liable for any act or omission taken or suffered in good faith with respect to this Agreement unless such act or omission is the result of the gross negligence or willful misconduct of the Escrow Agent.

                  b. The Escrow Agent may consult with legal counsel and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such counsel. The Escrow Agent shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited







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         with it, and shall be fully protected in acting in accordance with any written instruction given to it by Little Bay and reasonably believed by the Escrow Agent to have been signed by the proper representatives of Little Bay.

                  c. The Escrow Agent shall not be responsible for any losses relative to the investment or liquidation of the Escrow Fund, provided such Escrow Fund are invested and held in accordance with
         Section 4. The Escrow Agent further shall not be responsible for assuring that the Escrow Fund are sufficient for the disbursements contemplated under Section 5 hereof.

                  d. The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by Little Bay, and unless and until it is indemnified by Little Bay to the satisfaction of the Escrow Agent, in its sole discretion, against the cost and expense of such defense, including without limitation the reasonable fees and expenses of its legal counsel.

         8. INDEMNIFICATION. Little Bay agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, cost or expense (including without limitation reasonable attorney's fees, costs, and expenses) incurred by the Escrow Agent (or any of its agents or employees) in connection with its entering into and carrying out its duties under this Escrow Agreement, including without limitation any cost and expense of defending itself against any claim of liability which arises in connection with disputes or controversies arising hereunder other than those relating to the administration of the Escrow Fund. Little Bay's obligations under this Section 8 shall survive any resignation of the Escrow Agent or termination of this Agreement.

         9.       REMOVAL AND RESIGNATION; SUCCESSOR.

                  a. GENERAL. Little Bay may remove the Escrow Agent at any time for any reason (or for no reason) by giving written notice of such removal to the Escrow Agent or any successor to the Escrow Agent ("Successor Escrow Agent"), which shall specify the date (not earlier than thirty (30) days after the giving of such notice) upon which such removal shall take effect. The Escrow Agent or any Successor Escrow Agent may resign at any time for any reason (or for no reason) by giving written notice to the Little Bay specifying the date (not earlier than ninety (90) days after the giving of such notice) upon which it desires that such resignation shall take effect.

                  b. EFFECTIVE TIME. Such removal or resignation shall take effect on the date specified in the notice of removal or resignation; provided, however, that such removal or resignation shall not be effective before a Successor Escrow Agent has been appointed and accepted its obligations under this Agreement; and provided, further, that if Little Bay shall have sooner appointed a Successor Escrow Agent pursuant to subsection (c) below and such Successor Escrow Agent shall have accepted such appointment, then such removal or resignation shall take effect upon the acceptance by such Successor Escrow Agent.







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                  c.       SUCCESSOR ESCROW AGENT.  In the event of the
         resignation or removal of the Escrow Agent or a Successor Escrow Agent, Little Bay shall promptly appoint a Successor Escrow Agent by a written instrument delivered to the Escrow Agent (or Successor Escrow Agent) and the Successor Escrow Agent being appointed. Upon the effectiveness of the resignation or removal of the Escrow Agent (or Successor Escrow Agent), the Successor Escrow Agent being appointed shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder. If no Successor Escrow Agent shall have been appointed as of the effective date of the resignation or removal of the Escrow Agent as set forth in the notice provided for in subsection (a) above, then the Escrow Agent, or Little Bay may petition a court of competent jurisdiction for the appointment of a successor.

         10. TERMINATION. This Agreement may be terminated at the election of Little Bay by delivery of written notice of termination to the Escrow Agent, specifying the date of termination. Upon termination, Escrow Agent shall pay all amounts held in or credited to the Escrow Fund to Little Bay, and all obligations under this Agreement shall cease other than Little Bay's indemnification obligations under Section 7.

         11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and any prior or simultaneous promises, agreements, conditions, understandings, or representations, oral or written, relating to the subject matter hereof are merged herein and no longer of any force or effect. This Agreement may not be modified or amended except by a written agreement signed by all parties hereto.

         12. THIRD PARTY BENEFICIARIES. Notwithstanding the fact that the establishment and maintenance of the Escrow Fund is consistent with any agreements binding Little Bay or orders of governmental regulatory bodies, there are no intended third party beneficiaries of this Agreement, and this Agreement is not intended to establish any rights with respect to any persons other than Little Bay and the Escrow Agent.

         13. NOTICES. All notices given under this Escrow Agreement shall be in writing and shall be sufficient if delivered, sent or mailed registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth above, or to such other address as a party may specify in a notice complying with this provision and sent to the other party.

         14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         15. SEVERABILITY. All provisions contained in this Agreement are severable. In the event that any of them shall be held to be invalid or unenforceable by a court of competent jurisdiction, then this Agreement shall be interpreted as if such invalid or unenforceable provision were not contained herein.



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         16.      BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

         17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire.

         18. TITLES AND SECTION HEADINGS. Titles and section headings are for convenience of reference only and neither form a part of this Agreement or are to be used as an aid in its interpretation.

         IN WITNESS WHEREOF, the parties have set their hands to this Agreement as of the date first above written.

                                           LITTLE BAY POWER CORPORATION



/s/ Patrycia Barnard                       By: /s/ FRANK W. GETMAN
---------------------------------              --------------------------------
Witness                                        Frank W. Getman, President


                                           CITIZENS BANK NEW HAMPSHIRE



/s/ [illegible]                            By: /s/ KATHLEEN CALDWELLL TADDEL
---------------------------------              --------------------------------
Witness                                               , duly authorized
                                               Kathleen Caldwell Taddel
                                               Senior Vice President






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                                   EXHIBIT B
                         1999 CASH REQUIREMENTS BUDGET

                           LITTLE BAY ESCROW ACCOUNT






SEABROOK FUNDING REQUIREMENTS:


    1999
(ACT JAN-NOV;
  BDGT DEC)*
GBPC (12.1324%)       LBPC (2.899%)




--------------------------------------------------------------------------------


$21,036,567           $5,028,184
================================================================================

      ESCROW AMOUNT = $2,514,092 (1/2 OF ANNUAL CASH REQUIREMENTS)
                      ==========



*1999 INFORMATION IS BASED UPON ACTUAL SEABROOK FUNDING TO DATE AND THE 1999 SEABROOK BUDGET